Exhibit 10.8

Execution Version

Amended and Restated

Agreement of Limited Partnership

of

Midcoast Operating, L.P.

This Amended and Restated Agreement of Limited Partnership (this “Agreement”) of Midcoast Operating, L.P. (the “Partnership”), effective as of November 13, 2013 (the “Effective Date”), is entered into by and among Midcoast OLP GP, L.L.C., a Delaware limited liability company (the “General Partner”), Midcoast Energy Partners, L.P., a Delaware limited partnership (“MEP”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP” and, together with MEP, the “Limited Partners”).

WHEREAS, the General Partner and Enbridge Energy Company, Inc., a Delaware corporation (“EECI”), entered into an Agreement of Limited Partnership with respect to the Partnership dated October 10, 2002 (the “Original Agreement”);

WHEREAS, EECI assigned all of its limited partner interest in the Partnership to EEP on October 17, 2002;

WHEREAS, EEP assigned all of its limited partner interest in the Partnership to Enbridge Midcoast Limited Holdings, L.L.C., a Delaware limited liability company (“EMLH”) on December 30, 2002;

WHEREAS, EMLH assigned all of its limited partner interest in the Partnership to EEP on January 1, 2010;

WHEREAS, as of the Effective Date, pursuant to and as described in the Contribution Agreement (as defined below), EEP conveyed (i) a 38.999% limited partner interest in the Partnership to MEP and (ii) a 100% limited liability company interest in the General Partner to MEP; and

WHEREAS, the General Partner and the Limited Partners wish to amend and restate the Original Agreement in its entirety and continue the Partnership without winding up and termination.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the General Partner and the Limited Partners hereby agree as follows:

Article 1

Definitions and Construction

1.01 Definitions. The following terms have the following meanings when used in this Agreement.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(a)	Credit to such Capital Account any amounts which such Partner is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)	Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704- 1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Allocation Year.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Midcoast Operating, L.P., as amended from time to time.

“Allocation Year” means (a) each calendar year ending on December 31st or (b) any portion thereof for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, loss, or deduction pursuant to Article 5.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision, of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Capital Account” means, with respect to any Partner of the Partnership, the Capital Account maintained for such Partner in accordance with the following provisions:

(a)	To each Partner’s Capital Account there shall be credited (i) such Partner’s Capital Contributions, (ii) such Partner’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Sections 5.03 or 5.04, and (iii) the amount of any Liabilities of the Partnership assumed by such Partner or that are secured by any Property distributed to such Partner;

(b)	To each Partner’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s distributive share of Losses and any items in the nature of deduction, expense, or loss which are specially allocated to such Partner pursuant to Sections 5.03 or 5.04, and (iii) the amount of any Liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership;

(c)	In the event a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(d)	In determining the amount of any Liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Tax Matters Partner shall determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Tax Matters Partner may make such modification; provided that the Tax Matters Partner shall promptly give each other Partner written notice of such modification. The Tax Matters Partner also shall, in good faith and on a commercially reasonable basis, (A) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (B) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Partner, (a) the amount of cash, cash equivalents or the initial Gross Asset Value of any Property (other than cash) contributed or deemed contributed to the Partnership by such Partner or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Partnership and its subsidiaries in accordance with GAAP.

“Certificate” means the certificate of limited partnership, as amended, of the Partnership filed in accordance with the TBOC.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of November 13, 2013, by and among the General Partner, the Limited Partners and the Partnership].

“Covered Person” means any Partner, any Affiliate of a Partner or any officers, directors, shareholders, members, partners, employees, representatives or agents of a Partner or their respective Affiliates, or any Representative, or any employee, officer or agent of the Partnership or its Subsidiaries.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, depletion or other cost recovery deduction allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Distributable Cash” means, with respect to any Quarter: (a) the sum of all cash and cash equivalents of the Partnership and its Subsidiaries on hand at the end of such Quarter; less (b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership and its Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership and its Subsidiaries) subsequent to such Quarter; or (ii) comply with Applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its Subsidiaries is a party or by which any of them is bound or any of their respective assets are subject.

“EEP” has the meaning set forth in the preamble of this Agreement.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Fiscal Year” means a calendar year.

“Full Participant” has the meaning set forth in Section 4.02(c).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” means Midcoast OLP GP, L.L.C., a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner and any additional general partner of the Partnership, each in its capacity as general partner of the Partnership.

“General Partner Interest” means the ownership interest of the General Partner in the Partnership, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)	The initial Gross Asset Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such asset as agreed to by each Partner or, in the absence of any such agreement, as determined by the General Partner;

(b)	The Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market values as determined by the General Partner as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership, (iii) the issuance of additional Partnership Interests as consideration for the provision of services, and (iv) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c)	The Gross Asset Value of any item of Property distributed to any Partner shall be adjusted to equal the fair market value of such item on the date of distribution as determined by the General Partner; and

(d)	The Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Guarantees” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person or in any manner, providing for the payment of any Indebtedness or other obligation of any other Person or otherwise protecting the holder of such Indebtedness or other obligations against loss (whether arising by virtue of partnership agreements, by obtaining letters of credit, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, trade advertising and accrued obligations), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the Liability of such Person in respect thereof.

“Liability” means any Indebtedness, obligation or other liability, whether arising under Applicable Law, contract or otherwise, known or unknown, fixed or contingent, real or potential, tangible or intangible, now existing or hereafter arising.

“Limited Partner” means each of MEP and EEP, and their respective successors and permitted assigns that are admitted as a limited partner of the Partnership and each additional Person who becomes a limited partner of the Partnership pursuant to the terms of this Agreement in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means an interest of a Limited Partner in the Partnership (in its capacity as a limited partner without reference to any General Partner Interest held by it), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“MEP” has the meaning set forth in the preamble of this Agreement.

“MEP Limited Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of MEP dated as of the Effective Date by and between Midcoast Holdings, L.L.C., a Delaware limited liability company, and EEP.

“Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Non-Funding Partner” has the meaning set forth in Section 4.02(c).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partner” means the General Partner or a Limited Partner.

“Partnership” means Midcoast Operating, L.P., the Texas limited partnership governed by this Agreement.

“Partnership Interest” means any equity interest in the Partnership, including any class or series of equity interest, which shall include any Limited Partner Interests and the General Partner Interest.

“Percentage Interests” has the meaning set forth in Section 3.01.

“Person” means any natural person, trust, estate, unincorporated organization, firm, corporation, association, partnership, joint venture, joint stock company, limited liability company or Governmental Authority, whether acting in an individual, fiduciary or other capacity.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Partnership’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	The Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner) of any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. Federal income tax purposes of which the Partnership is, directly or indirectly, a partner, member, or other equity-holder.

(b)	Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

(c)	Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be subtracted from such taxable income or loss;

(d)	In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(e)	Gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the item of Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(f)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(g)	To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(h)	Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 5.03 or 5.04 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.03 and 5.04 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (h) above. For the avoidance of doubt, any guaranteed payment that accrues with respect to an Allocation Year will be treated as an item of deduction of the Partnership for purposes of computing Profits and Losses in accordance with the provisions of Regulations Section 1.707-1(c).

“Property” means all real and personal property acquired by the Partnership, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Effective Date, the portion of such fiscal quarter from and after the Effective Date.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.04.

“Representative” has the meaning set forth in Section 8.03(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Matters Partner” has the meaning set forth in Section 5.09(a).

“TBOC” means the Texas Business Organizations Code, as amended, supplemented or restated from time to time, and any predecessor or successor to such statute.

“Unanimous Approval Matter” has the meaning set forth in Section 8.02.

1.02 Construction. Unless the context clearly indicates otherwise:

(a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(b) references to Articles and Sections refer to Articles and Sections of this Agreement;

(c) references to money refer to legal currency of the United States of America;

(d) accounting terms shall be construed in accordance with GAAP;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision and the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(f) headings are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision; and

(g) each party agrees that, to the fullest extent permitted by law, any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

Article 2

Business, Purpose, and Term of Partnership

2.01 Formation and Continuation. The Partnership was formed as a limited partnership by the filing of the Certificate with the Texas Secretary of State and the entry into the Original Agreement and is and shall be governed by the provisions of the TBOC, as modified by the terms and conditions set forth in this Agreement. Except as provided in this Agreement, the rights, duties, liabilities and powers of the Partners shall be as provided in the TBOC. The Partners hereby continue the Partnership under this Agreement without interruption, winding up or termination.

2.02 Name. The name of the Partnership shall be “Midcoast Operating, L.P.,” and all business shall be conducted in such name. The General Partner in its sole discretion may change the name of the Partnership at any time and may amend this Agreement and the Certificate to effect such name change, notwithstanding Section 13.06.

2.03 Registered Agent and Office. The registered office of the Partnership in the State of Texas is CT Corporation System, 350 North St., Suite 2900, Dallas, Texas 75201-4234. The registered agent at such address is CT Corporation System. The principal office of the Partnership shall be located at 1100 Louisiana Street, Suite 3300, Houston, Texas 77002 and may be changed by the General Partner from time to time in its sole discretion.

2.04 Purpose and Powers. The purpose of the Partnership is to engage in any lawful act or activity for which limited partnerships may be formed under the TBOC (either directly or indirectly through one or more Subsidiaries). In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Partnership shall have all of the powers and rights conferred on limited partnerships formed under the TBOC.

2.05 Term. The term of the Partnership commenced upon the filing of the Certificate as described in Section 2.06 and shall continue until the winding up and termination of the Partnership in accordance with the provisions of Article 12. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate (as amended from time to time) in the manner provided in the TBOC.

2.06 Filings. The Certificate was initially filed as required by and in conformance with the TBOC on or about October 10, 2002. The General Partner shall further cause to be executed, filed and recorded and shall cause to be published, if required by Applicable Law, such other certificates or other instruments as may be necessary or appropriate under the Applicable Law of any state in which the Partnership does business.

Article 3

Partners

3.01 Partners; Percentage Interests. The names and addresses of the Partners, their respective percentage interests in the Partnership (“Percentage Interests”), and type of Partnership Interest held are as set forth on Schedule A.

3.02 Adjustments in Percentage Interests. The respective Percentage Interests of the Partners shall be adjusted, and the General Partner shall amend Schedule A to reflect such adjustments: (a) at the time of any transfer of all or a portion of such Partner’s Partnership Interest pursuant to Section 9.01; (b) at the time of the admission of each new Partner in accordance with this Agreement, in each case to take into account such transfer or admission of a new Partner, and (c) as may be required pursuant to Section 4.02(c).

Article 4

Capital Contributions

4.01 Capitalization of the Partnership. Subject to Section 8.02, the Partnership is authorized to issue two classes of Partnership Interests. The Partnership Interests shall be designated as General Partner Interests and Limited Partner Interests, each having such rights, powers, preferences and designations as set forth in this Agreement.

4.02 Capital Contributions.

(a) Organizational Capital Contributions and Subsequent Transfers. In connection with the formation of the Partnership under the TBOC, the General Partner made an initial Capital Contribution to the Partnership for a 0.001% General Partner Interest and has been admitted as, and hereby continues as, the General Partner of the Partnership, and EECI made an initial Capital Contribution to the Partnership for a 99.999% Limited Partner Interest. Pursuant to that certain Assignment of Partnership Interest dated October 17, 2002, EECI transferred all of its Limited Partner Interest in the Partnership to EEP. Pursuant to that certain Assignment of Ownership Interest dated December 30, 2002, EEP transferred all of its Limited Partner Interest in the Partnership to EMLH. Pursuant to that Assignment of Ownership Interest dated January 1, 2010, EMLH transferred all of its Limited Partner Interest in the Partnership to EEP.

(b) Contributions on the Effective Date. On the Effective Date, following the contributions set forth in the Contribution Agreement, the General Partner continues to own a 0.001% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, EEP owns a 61.0% Limited Partner Interest, subject to all of the rights, privileges and duties of Limited Partners under this Agreement and MEP owns a 38.999% Limited Partner Interest, subject to all of the rights, privileges and duties of Limited Partners under this Agreement.

(c) Additional Capital Contributions. The General Partner may, at any time, request that the Partners make additional Capital Contributions to the Partnership at such times and in such amounts as determined by the General Partner (a “ Capital Request”). Within ten (10) days of a Capital Request, each Partner may, but shall not be required to, make Capital Contributions pro rata in accordance with each Partner’s respective Percentage Interest. With respect to any Capital Request, any Partner may provide written notice, within five (5) days after the Capital Request, to the General Partner of its election either (i) not to make Capital Contributions in an amount equal to its pro rata share (based on the relative Percentage Interests of each Partner) of the Capital Request or (ii) to make Capital Contributions in an amount less than its pro rata share (based on the relative Percentage Interests of each Partner) of the Capital Request (a “Non-Funding Partner”). In the event a Partner is a Non-Funding Partner, each Partner making a Capital Contribution pro rata in accordance with its respective Percentage Interest (each, a “Full Participant”) shall have the option to make additional Capital Contributions representing its proportionate share (based on the relative Percentage Interests of each Full Participant) of any amount not contributed by the Non-Funding Partner. To the extent a Non-Funding Partner makes an election in accordance with Section 4.02(c)(i) or (c)(ii), such Non-Funding Partner’s Percentage Interest shall be proportionately reduced and each Full Participant’s Percentage Interest shall be proportionately increased. This Agreement shall be amended without further action by the Partners, by the replacement of Schedule A appropriately amended to reflect any change in the Percentage Interests of the Partners made pursuant to this Section 4.02(c).

(d) No Third Party Beneficiaries. The provisions of this Agreement, including this Section 4.02, are intended solely to benefit the Partners and, to the fullest extent permitted by Applicable Law, shall not be construed as conferring any benefit upon any creditor of the Partnership, and no such creditor of the Partnership shall be a third-party beneficiary of this Agreement, and no Partner shall have any duty or obligation to any creditor of the Partnership to issue any call for or contribute any capital pursuant to this Agreement.

4.03 Withdrawal of Capital; Interest. No Partner may withdraw capital or receive any distributions from the Partnership except as specifically provided herein. No interest shall be paid by the Partnership on any capital contributions.

Article 5

Allocations and Other Tax Matters

5.01 Profits. After giving effect to the special allocations set forth in Sections 5.03 and 5.04, and any allocation of Profits set forth in Section 5.03(b), Profits for any Allocation Year shall be allocated among the Partners in proportion to their respective Percentage Interests.

5.02 Losses.

(a) After giving effect to the special allocations set forth in Sections 5.03 and 5.04, Losses for any Allocation Year shall be allocated among the Partners in proportion to their respective Percentage Interests.

(b) The Losses allocated pursuant to Section 5.02(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a result of an allocation of Losses pursuant to Section 5.02(a), Losses that would otherwise be allocated to a Partner pursuant to Section 5.02(a) but for the limitation set forth in this Section 5.02(b) shall be allocated to the remaining Partners in proportion to their relative Percentage Interests. All remaining Losses in excess of the limitation set forth in this Section 5.02(b) shall be allocated to the General Partner. Profits for any Allocation Year subsequent to an Allocation Year for which the limitation set forth in this Section 5.02(b) was applicable shall be allocated (i) first, to reverse any Losses allocated to the General Partner pursuant to the third sentence of this Section 5.02(b), and (ii) second, to reverse any Losses allocated to the Partners pursuant to the second sentence of this Section 5.02(b) and in proportion to how such Losses were allocated.

5.03 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(g)(2). This Section 5.03(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this Section 5.03(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.03(c) were not in this Agreement.

(d) Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Partner shall be allocated items of Partnership income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.03(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if Section 5.03(c) and this Section 5.03(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated among the Partner in proportion to their respective Percentage Interests.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such section of the Regulations.

(h) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s Partnership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.04 Curative Allocations. The allocations set forth in Section 5.03 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.04. Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Tax Matters Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 5.01, 5.02, and 5.03 (other than the Regulatory Allocations). In exercising its discretion under this Section 5.04, the Tax Matters Partner shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

5.05 Other Allocation Rules.

(a) Profits, Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Partners pursuant to this Article 5 as of the last day of each Fiscal Year; provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value” in Section 1.01.

(b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined by the General Partner using any reasonable method under Code Section 706 and the Regulations thereunder.

5.06 Tax Allocations: Code Section 704(c).

(a) Except as otherwise provided in this Section 5.06, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under this Article 5. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). Such allocation shall be made in accordance with the “remedial method” described by Regulations Section 1.704-3(d).

(b) In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Such allocation shall be made in accordance with the “remedial method” described by Regulations Section 1.704-3(d).

(c) In accordance with Treasury Regulations Sections 1.1245-1(e) and 1.250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.06(c), be characterized as “recapture income” in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as “recapture income.”

(d) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.06 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.07 Tax Elections.

(a) The Partners intend that the Partnership be treated as a partnership or a “disregarded entity” for federal income tax purposes. Accordingly, neither the Tax Matters Partner nor any Limited Partner shall file any election or return on its own behalf or on behalf of the Partnership that is inconsistent with that intent.

(b) The Partnership shall make the election under Code Section 754 in accordance with the applicable Regulations issued thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Partners.

(c) Any elections or other decisions relating to tax matters that are not expressly provided herein, shall be made jointly by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement.

5.08 Tax Returns.

(a) The Tax Matters Partner shall cause to be prepared and timely filed all federal, state, local and foreign income tax returns and reports required to be filed by the Partnership and its subsidiaries. The Partnership shall provide copies of all the Partnership’s federal, state, local and foreign tax returns (and any schedules or other required filings related to such returns) that reflect items of income, gain, deduction, loss or credit that flow to separate Partner returns, to the Partners for their review and comment prior to filing, except as otherwise agreed by the Partners. The Partners agree in good faith to resolve any difference in the tax treatment of any item affecting such returns and schedules. However, if the Partners are unable to resolve the dispute, the position of the Tax Matters Partner shall be followed if nationally recognized tax counsel acceptable to the Partners provides an opinion that substantial authority exists for such position. Substantial authority shall be given the meaning ascribed to it in Code Section 6662. If the Partners are unable to resolve the dispute prior to the due date for filing the return, including approved extensions, the position of the Tax Matters Partner shall be followed, and amended returns shall be filed if necessary at such time the dispute is resolved. The costs of the dispute shall be borne by the Partnership. The Partners agree to file their separate federal income tax returns in a manner consistent with the Partnership’s return, the provisions of this Agreement and in accordance with Applicable Law.

(b) The Partners shall provide each other with copies of all correspondence or summaries of other communications with the Internal Revenue Service or any state, local or foreign taxing authority (other than routine correspondence and communications) regarding the tax treatment of the Partnership’s operations. No Partner shall enter into settlement negotiations with the Internal Revenue Service or any state, local or foreign taxing authority with respect to any issue concerning the Partnership’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current aggregate tax rate) would be $2 million or greater, without first giving reasonable advance notice of such intended action to the other Partners.

5.09 Tax Matters Partner.

(a) The General Partner shall be the “Tax Matters Partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code, and shall act in any similar capacity under the Applicable Law of any state, local or foreign jurisdiction, but only with respect to returns for which items of income, gain, loss, deduction or credit flow to the separate returns of the Partners.

(b) The Tax Matters Partner shall incur no Liability (except as a result of the gross negligence or willful misconduct of the Tax Matters Partner) to the Partnership or the other Partners including, but not limited to, Liability for any additional taxes, interest or penalties owed by the other Partners due to adjustments of Partnership items of income, gain, loss, deduction or credit at the Partnership level.

5.10 Duties of Tax Matters Partner.

(a) The Tax Matters Partner shall cooperate with the other Partners and shall promptly provide the other Partners with copies of notices or other materials from, and inform the other Partners of discussions engaged with, the Internal Revenue Service or any state, local or foreign taxing authority and shall provide the other Partners with notice of all scheduled proceedings, including meetings with agents of the Internal Revenue Service or any state, local or foreign taxing authority, technical advice conferences, appellate hearings, and similar conferences and hearings, as soon as possible after receiving notice of the scheduling of such proceedings, but in any case prior to the date of such scheduled proceedings.

(b) The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any and all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(c) The Tax Matters Partner shall not extend the period of limitations or assessments without the consent of the other Partners, which consent shall not be unreasonably withheld.

(d) The Tax Matters Partner may request extensions to file any tax return or statement without the written consent of, but shall so inform, the other Partners.

5.11 Survival of Provisions. The provisions of this Agreement regarding the Partnership’s tax returns and Tax Matters Partner shall survive the termination of the Partnership and the transfer of any Partner’s interest in the Partnership and shall remain in effect for the period of time necessary to resolve any and all matters regarding the federal, state, local and foreign taxation of the Partnership and items of Partnership income, gain, loss, deduction and credit.

Article 6

Distributions

6.01 Distributions of Distributable Cash. Within 45 days following the end of each Quarter commencing with the Quarter ending December 31, 2013, the Partnership shall distribute to the Partners pro rata in accordance with their respective Percentage Interests an amount equal to 100% of Distributable Cash. Notwithstanding any other provision of this Agreement, the Partnership shall not make a distribution to the Partners on account of their interests in the Partnership if such distribution would violate the TBOC or other applicable law.

6.02 Liquidating Distributions. Notwithstanding any other provision of this Article 6, distributions with respect to the Quarter in which the winding up and termination of the Partnership occurs shall be made in accordance with Article 12.

6.03 Distribution in Kind. The Partnership shall not distribute to the Partners any assets in kind unless approved by the Partners in accordance with this Agreement. If cash and property in kind are to be distributed simultaneously, the Partnership shall distribute such cash and property in kind in the same proportion to each Partner, unless otherwise approved by the Partners in accordance with this Agreement.

Article 7

Books and Records

7.01 Books and Records; Examination. The General Partner shall keep or cause to be kept such books of account and records with respect to the Partnership’s business as it may deem necessary and appropriate. Each Partner and its duly authorized representatives shall have the right, for any purpose reasonably related to its interest in the Partnership, at any time to examine, or to appoint independent certified public accountants (the fees of which shall be paid by such Partner) to examine, the books, records and accounts of the Partnership and its Subsidiaries, their operations and all other matters that such Partner may wish to examine, including, without limitation, all documentation relating to actual or proposed transactions between the Partnership and any Partner or any Affiliate of a Partner. The Partnership’s books of account shall be kept using the method of accounting determined by the General Partner in its sole discretion.

7.02 Reports. The General Partner shall prepare and send to each Partner (at the same time) promptly such financial information of the Partnership as a Partner shall from time to time reasonably request, for any purpose reasonably related to its interest in the Partnership. The General Partner shall, for any purpose reasonably related to a Partner’s interest in the Partnership, permit examination and audit of the Partnership’s books and records by both the internal and independent auditors of its Partners.

Article 8

Management and Voting

8.01 Management. The General Partner shall conduct, direct and manage the business of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under Applicable Law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 8.02, shall have full power and authority to do all things on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership and to effectuate the purposes set forth in Section 2.04. The Partnership shall reimburse the General Partner, on a monthly basis or such other basis as the General Partner may determine, for all direct and indirect costs and expenses incurred by the General Partner or payments made by the General Partner, in its capacity as the general partner of the Partnership, for and on behalf of the Partnership.

8.02 Matters Constituting Unanimous Approval Matters. Notwithstanding anything in this Agreement to the contrary, and subject to the provisions of Section 8.03(c), each of the following matters, and only the following matters, shall constitute a “Unanimous Approval Matter” which requires the prior approval of the Partners pursuant to Section 8.03(c):

(a) any merger, consolidation, reorganization or similar transaction between or among the Partnership and any Person (other than a transaction between the Partnership and a direct or indirect wholly owned Subsidiary of the Partnership) or any sale or lease of all or substantially all of the Partnership’s assets to any Person (other than a direct or indirect wholly owned Subsidiary of the Partnership);

(b) the creation of any new class of Partnership Interests or the issuance of any additional Partnership Interests or the issuance of any security that is convertible into or exchangeable for a Partnership Interest;

(c) the admission or withdrawal of any Person as a Partner other than pursuant to the third sentence of Section 9.02 or Section 9.04, or pursuant to any transfer of Partnership Interests pursuant to Section 9.01(b) or (c), as applicable;

(d) the commencement of a voluntary case with respect to the Partnership or any of its Subsidiaries under any applicable bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect, or the consent to the entry of an order for relief in an involuntary case under any such Applicable Law, or the consent to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Partnership or any of its Subsidiaries or for any substantial part of the Partnership’s or any of its Subsidiaries’ property, or the making of any general assignment for the benefit of creditors;

(e) the modification, alteration or amendment of the amount, timing, frequency or method of calculation of distributions to the Partners from that provided in Article 6;

(f) (i) the approval of any distribution by the Partnership to the Partners of any assets in kind, (ii) the approval of any distribution by the Partnership to the Partners of cash or property in kind on a non-pro rata basis, and (iii) the determination of the value assigned to distributions of property in kind; and

(g) any other matter expressly requiring the approval of all Partners herein or otherwise referencing any determination, decision, approval or other form of authorization by the Partners in accordance with this Agreement.

8.03 Meetings and Voting.

(a) Representatives. For purposes of this Article 8, each Partner shall be represented by a designated representative (each, a “Representative”), who shall be appointed by, and may be removed with or without cause by, the Partner that approved such Person. Each

Representative shall have the full authority to act on behalf of the Partner who designated such Representative. To the fullest extent permitted by Applicable Law, each Representative shall be deemed the agent of the Partner that appointed him, and each Representative shall not be an agent of the Partnership or the other Partners. The action of a Representative at a meeting of the Partners (or through a written consent) shall bind the Partner that designated that Representative, and the other Partners shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative.

(b) Meetings and Voting. Meetings of Partners shall be at such times and locations as the General Partner shall determine in its sole discretion. The General Partner shall provide notice to the Limited Partners of any meetings of Partners in any manner that it deems reasonable and appropriate under the circumstances. Each Partner, acting through its Representative, shall be entitled to cast one vote on all matters requiring a vote of the Partners under this Agreement. In exercising their voting rights under this Agreement, the Representatives may act at a meeting in person or by proxy or by unanimous written consent without a meeting.

(c) Unanimous Approval Matters. All Unanimous Approval Matters shall be approved by the unanimous affirmative vote of the Representatives. The parties acknowledge and agree that all references in this Agreement to any determination, decision, approval or other form of authorization by all Partners or each of the Partners shall be deemed to mean that such determination, decision, approval or other form of authorization shall constitute a Unanimous Approval Matter that requires the unanimous approval of the Partners in accordance with this Section 8.03(c).

8.04 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner set forth in this Agreement. Neither a Limited Partner nor its Representative shall have the authority to bind the Partnership or any of its Subsidiaries.

Article 9

Transfer of Partnership Interests

9.01 Restrictions on Transfers.

(a) General. Except as expressly provided by this Article 9, no Partner shall transfer all or any part of its Partnership Interests to any Person without first obtaining the written approval of each of the other Partners, which approval may be granted or withheld in their sole discretion.

(b) Transfer by EEP. EEP may transfer all or part of its Partnership Interests to any Person without the approval of any other Partner.

(c) Transfer by Operation of Law. In the event a Partner shall be party to a merger, consolidation or similar business combination transaction with another Person or sell all or substantially all its assets to another Person, such Partner may transfer all or part of its Partnership Interests to such other Person without the approval of any other Partner.

(d) Consequences of an Unpermitted Transfer. Any transfer of a Partner’s Partnership Interest in violation of the applicable provisions of this Agreement shall be void.

9.02 Conditions for Admission. No transferee of all or a portion of the Partnership Interests of any Partner shall be admitted as a Partner hereunder unless such Partnership Interests are transferred in compliance with the applicable provisions of this Agreement. Each such transferee shall have executed and delivered to the Partnership such instruments as the General Partner deem necessary or appropriate in its reasonable discretion to effectuate the admission of such transferee as a Partner and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement. The admission of a transferee shall be effective immediately prior to such transfer, and immediately following such admission, the transferor shall cease to be a Partner (to the extent it transferred its entire Partnership Interest). If the General Partner transfers its entire interest in the Partnership, the transferee General Partner, to the extent admitted as a substitute General Partner, is hereby authorized to, and shall, continue the Partnership without winding up and termination.

9.03 Allocations and Distributions. Subject to applicable Regulations, upon the transfer of all the Partnership Interests of a Partner as herein provided, the Profit or Loss of the Partnership attributable to the Partnership Interests so transferred for the Fiscal Year in which such transfer occurs shall be allocated between the transferor and transferee as of the effective date of the assignment, and such allocation shall be based upon any permissible method that is determined by the General Partner and that is provided for in Code Section 706 and the Regulations issued thereunder.

9.04 Restriction on Resignation or Withdrawal. Except in connection with a transfer permitted pursuant to Section 9.01, no Partner shall withdraw from the Partnership without the consent of each of the other Partners. To the extent permitted by law, any purported withdrawal from the Partnership in violation of this Section 9.04 shall be null and void.

Article 10

Liability, Exculpation and Indemnification

10.01 Liability for Partnership Obligations. Except as otherwise required by the TBOC, the Liabilities of the Partnership shall be solely the Liabilities of the Partnership, and no Covered Person (other than the General Partner) shall be obligated personally for any such Liability of the Partnership solely by reason of being a Covered Person.

10.02 Disclaimer of Duties and Exculpation.

(a) Except as otherwise expressly provided in this Agreement, no Covered Person shall have any duty (fiduciary or otherwise) or obligation to the Partnership, the Partners or to any other Person bound by this Agreement, and in taking, or refraining from taking, any action required or permitted under this Agreement or under Applicable Law, each Covered Person shall be entitled to consider only such interests and factors as such Covered Person deems advisable, including its own interests, and need not consider any interest of or factors affecting, any other Covered Person or the Partnership notwithstanding any duty otherwise existing at law or in equity. To the extent that a Covered Person is required or permitted under this Agreement to act in “good faith” or under another express standard, such Covered Person shall act under such express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing under Applicable Law or in equity.

(b) The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and Liabilities of a Covered Person otherwise existing under Applicable Law or in equity, are agreed by the Partners to replace such other duties and Liabilities of such Covered Person in their entirety, and no Covered Person shall be liable to the Partnership, the Partners or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(c) To the fullest extent permitted by law, no Covered Person shall be liable to the Partnership, the Partners or any other Person bound by this Agreement for any cost, expense, loss, damage, claim or Liability incurred by reason of any act or omission performed or omitted by such Covered Person in such capacity, whether or not such Person continues to be a Covered Person at the time of such cost, expense, loss, damage, claim or Liability is incurred or imposed, if the Covered Person acted in good faith reliance on the provisions of this Agreement, and, with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe its conduct was unlawful.

(d) A Covered Person shall be fully protected from liability to the Partnership, the Partners and any other Person bound by this Agreement in acting or refraining from acting in good faith reliance upon the records of the Partnership and such other information, opinions, reports or statements presented to the Partnership by any Person as to any matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, Liabilities, Profits and Losses of the Partnership.

10.03 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Covered Persons shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Covered Person and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Covered Person shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Agreement, the Covered Person acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Covered Person’s conduct was unlawful. Any indemnification pursuant to this Section 10.03 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Covered Person who is indemnified pursuant to Section 10.03(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Section 10.03, the Covered Person is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Covered Person to repay such amount if it shall be ultimately determined that the Covered Person is not entitled to be indemnified as authorized by this Section 10.03.

(c) The indemnification provided by this Section 10.03 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Covered Person’s capacity as a Covered Person and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.

Article 11

Conflicts of Interest

11.01 Transactions with Affiliates. The Partnership and its Subsidiaries shall be permitted to enter into or renew or extend the term of any agreement or transaction with a Partner or an Affiliate of a Partner on such terms and conditions as the General Partner shall approve in its sole discretion, without the approval of any Limited Partner.

11.02 Outside Activities. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, (a) the engaging in activities by any Covered Person that are competitive with the business of the Partnership is hereby approved by all Partners, (b) it shall be deemed not to be a breach of any fiduciary duty or any other duty or obligation of a Partner under this Agreement or otherwise existing under Applicable Law or in equity for such Covered Person to engage in such activities in preference to or to the exclusion of the Partnership, (c) a Covered Person shall have no obligation under this Agreement or as a result of any duty (including any fiduciary duty) otherwise existing under Applicable Law or in equity, to present business opportunities to the Partnership and (d) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Covered Person; provided such Covered Person does not engage in such activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Covered Person.

Article 12

Winding Up and Termination

12.01 Event Requiring Winding Up. The Partnership shall be terminated and its business and affairs wound up upon the earliest to occur of any one of the following events:

(a) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the TBOC;

(b) the written consent of all the Partners;

(c) the withdrawal of the General Partner in accordance with Section 153.155 of the TBOC; or

(d) the entry of a judicial decree requiring the winding up, dissolution or termination of the Partnership pursuant to the TBOC.

The bankruptcy, involuntary liquidation or dissolution of a Partner shall cause that Partner to cease to be a partner of the Partnership. Notwithstanding the foregoing, the Partnership shall not be terminated and its business and affairs shall not be wound up upon the occurrence of any event specified in clause (c) above if, at the time of occurrence of such event, there is at least one remaining general partner who is hereby authorized to, and shall, carry on the business of the Partnership, or if within ninety (90) days after the date on which such event occurs, the remaining Partners elect in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership. Except as provided in this paragraph, and to the fullest extent permitted by the TBOC, the occurrence of an event that causes a Partner to cease to be a partner of the Partnership shall not, in and of itself, cause the Partnership to be terminated or its business or affairs to be wound up, and upon the occurrence of such an event, the business of the Partnership shall, to the extent permitted by the TBOC, continue without termination.

12.02 Winding Up Procedures of Partnership. The Partnership’s business shall be wound up in an orderly manner. The General Partner shall (unless the General Partner (or, if no General Partner, the remaining Limited Partners) elects to appoint a liquidating trustee) wind up the affairs of the Partnership pursuant to this Agreement. In performing its duties, the General Partner or liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in accordance with the TBOC and in any reasonable manner that the General Partner or liquidating trustee shall determine to be in the best interest of the Partners or their successors-in-interest. The General Partner or liquidating trustee shall take full account of the Partnership’s Liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Applicable Law, in the following order:

(a) First, to creditors, including Partners who are creditors, to the extent permitted by law, in satisfaction of all of the Partnership’s Liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 153.504 of the TBOC), other than Liabilities for distribution to Partners under Sections 153.111 or 153.209 of the TBOC;

(b) Second, to the Partners and former Partners of the Partnership in satisfaction of Liabilities for distribution under Sections 153.111 or 153.209 of the TBOC; and

(c) The balance, if any, to the Partners in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

12.03 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 12 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704- 1(b)(2)(ii)(b)(2). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

12.04 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 12, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no actual event requiring winding up under the TBOC has occurred, the Property shall not be liquidated, the Partnership’s debts and other Liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have contributed all its Property and Liabilities to a new limited partnership in exchange for an interest in such new limited partnership and, immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

12.05 Distribution of Property. In the event the General Partner determines that it is necessary in connection with the winding up of the Partnership to make a distribution of property in kind, such property shall be transferred and conveyed to the Partners so as to vest in each of them as a tenant in common an undivided interest in the whole of such property, but otherwise in accordance with Section 12.03.

12.06 Termination of Partnership. The Partnership shall terminate when all assets of the Partnership, after payment of or due provision for all Liabilities of the Partnership, shall have been distributed to the Partners in the manner provided for in this Agreement, and the Certificate shall have been canceled in the manner provided by the TBOC.

Article 13

Miscellaneous

13.01 Notices. Any notice, consent or approval to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered: (a) personally by a reputable courier service that requires a signature upon delivery; (b) by mailing the same via registered or certified first-class mail, postage prepaid, return receipt requested; or (c) by telecopying or transmitting by electronic mail the same with receipt confirmation to the intended recipient. Any such writing will be deemed to have been given: (i) as of the date of personal delivery via courier as described above; (ii) as of the third calendar day after depositing the same into the custody of the postal service as evidenced by the date-stamped receipt issued upon deposit of the same into the mails as described above; and (iii) as of the date and time electronically transmitted in the case of telecopy or electronic mail delivery as described above, in each case addressed to the intended party at the address set forth below:

To Midcoast OLP GP, L.L.C.:

Midcoast OLP GP, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chris Kaitson

Phone: (713) 821-2028

E-mail: chris.kaitson@enbridge.com

To Midcoast Energy Partners, L.P.:

Midcoast Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chris Kaitson

Phone: (713) 821-2028

E-mail: chris.kaitson@enbridge.com

To Enbridge Energy Partners, L.P.:

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chris Kaitson

Phone: (713) 821-2028

E-mail: chris.kaitson@enbridge.com

Any Partner may designate different addresses or telephone numbers by notice to the other Partners.

13.02 Merger and Entire Agreement. This Agreement constitutes the entire Agreement of the Partners and supersedes any prior understandings, agreements, or representations by or among the Partners, written or oral, to the extent they relate in any way to the subject matter hereof, including the Original Agreement.

13.03 Assignment. A Partner shall not assign all or any of its rights, obligations or benefits under this Agreement to any other Person otherwise than (a) in connection with a transfer of its Partnership Interests pursuant to Article 9, or (b) with the prior written consent of each of the other Partners, which consent may be withheld in such Partner’s sole discretion, and any attempted assignment not in compliance with Article 9 or this Section 13.03 shall be void.

13.04 Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the Partners and their respective successors, legal representatives and permitted assigns.

13.05 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.06 Amendment; Waiver. This Agreement may not be amended except in a written instrument signed by each of the Partners and expressly stating it is an amendment to this Agreement. Any failure or delay on the part of any Partner in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available under Applicable Law or in equity.

13.07 Severability. If any term, provision, covenant, or restriction in this Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by Applicable Law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the Partners prior to the determination of such invalidity or unenforceability.

13.08 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS HEREBY WAIVED BY EACH OF THE PARTNERS.

13.09 No Bill for Accounting. To the fullest extent permitted by law, in no event shall any Partner have any right to file a bill for an accounting or any similar proceeding.

13.10 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

13.11 Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

13.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person (other than Covered Persons) other than the Partners and their respective successors, legal representatives and permitted assigns any rights, remedies or basis for reliance upon, under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

GENERAL PARTNER:

MIDCOAST OLP GP, L.L.C.

By: Midcoast Holdings, L.L.C., as general partner of Midcoast Energy Partners, L.P., as sole member of Midcoast OLP GP, L.L.C.

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

LIMITED PARTNERS:

MIDCOAST ENERGY PARTNERS, L.P.

By: Midcoast Holdings, L.L.C., its general partner

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

ENBRIDGE ENERGY PARTNERS, L.P.

By: Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., as general partner

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

Signature page to Midcoast Operating, L.P. Amended and Restated Limited Partnership Agreement

Schedule A

Partners	Percentage Interest	Type of Interest
Midcoast OLP GP, L.L.C. 1100 Louisiana Street, Suite 3300 Houston, Texas 77002	0.001%	General Partner
Midcoast Energy Partners, L.P. 1100 Louisiana Street, Suite 3300 Houston, Texas 77002	38.999%	Limited Partner
Enbridge Energy Partners, L.P. 1100 Louisiana Street, Suite 3300 Houston, Texas 77002	61.0%	Limited Partner

Signature page to Midcoast Operating, L.P. Amended and Restated Limited Partnership Agreement